Exhibit 5.1

Alston&Bird llp

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

February 20, 2007

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana  46240

Re:	Duke Realty Corporation – Registration Statement on Form S-3, filed with the Securities and Exchange Commission on February 20, 2007

Ladies and Gentlemen:

We are furnishing this opinion letter to you pursuant to Item 16 of the Securities and Exchange Commission’s (the “Commission”) Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the registration by Duke Realty Corporation, an Indiana corporation (the “Company”), of up to 11,747,135 of its shares (the “Shares”) of common stock, $.01 par value per share (the “Common Stock”), to be sold from time to time by the shareholders of the Company named under the caption “Selling Shareholders” (the “Selling Shareholders”) in the Company’s prospectus, dated February 20, 2007, as updated by any related prospectus supplements thereto (collectively, the “Prospectus”), included in the above-referenced Registration Statement filed by the Company with the Commission  under the Securities Act of 1933, as amended (the “Act”), and all amendments thereto (collectively, the “Registration Statement”).  The Shares are issuable upon the exchange or redemption of the 3.75% Exchangeable Senior Notes due 2011 (the “Notes”) previously issued by Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership,” and, together with the Company, the “Duke Entities”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Duke Entities, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Duke Entities and the organizational documents of the Duke Entities, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Duke Entities, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into by the Duke Entities in connection with the issuance of the Notes and the related obligation to, upon the occurrence of certain circumstances, issue the Shares, certificates and statements of responsible officers of the Duke

3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

Entities, and certificates of public officials.  Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the Indiana Business Corporation Law, applicable provisions of the Constitution of the State of Indiana and reported judicial decisions interpreting such Corporation Law and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Registration Statement, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that, when issued and delivered by the Company to the Shareholders upon the exchange or redemption by such Selling Shareholders of their Notes in accordance with the terms thereof, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and the Prospectus and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent.  The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.  Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner